Exhibit 10.2
FIRST AMENDMENT
TO
AMENDED AND RESTATED
2000 STOCK OPTION AND INCENTIVE PLAN
OF
EVERGREEN SOLAR, INC.
     Pursuant to the powers reserved to it in Section 9(e) of the Amended and Restated 2000 Stock Option and Incentive Plan of Evergreen Solar, Inc. (the “Plan”), the Board of Directors (the “Board”) of Evergreen Solar, Inc. (the “Company”) hereby amends the Plan as set forth below. Capitalized terms not defined herein shall have the meaning specified in the Plan.
     (a) Section 3(a) of the Plan is hereby amended by inserting “, Restricted Stock Units” between the phrases “Stock Appreciation Rights” and “or other share-based Awards” in the fifth sentence thereof.
     (b) The Plan is hereby amended by inserting a new Section 8 as follows and renumbering the current Sections 8 and 9 as Sections 9 and 10:
     “8. Restricted Stock Units.
     a. GRANT. Subject to the terms and conditions of the Plan, Restricted Stock Units (“RSUs”) in the form of phantom stock units may be granted to Participants at any time and from time to time as shall be determined by the Board, in its sole discretion. The Board shall have complete discretion in determining the number of RSUs granted to each Participant.
     b. TERMS AND CONDITIONS. The Board shall determine the restrictions and conditions applicable to each Award of RSUs at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of an Award of RSUs is contingent on the grantee executing a written award agreement (an “RSU Award Agreement”). The terms and conditions of each such RSU Award Agreement shall be determined by the Board, and such terms and conditions may differ among individual Awards and grantees. To the extent that an Award of RSUs is subject to Section 409A of the Code (“Section 409A”), it may contain such additional terms and conditions as the Board shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A. At the end of any deferral period applicable to an Award of RSUs, such RSUs, to the extent vested, shall be settled in the form of shares of Common Stock.
     c. RIGHTS AS A STOCKHOLDER. A Participant shall have the rights as a stockholder only as to shares of Common Stock acquired by the Participant upon settlement of an award of RSUs; provided that the Participant may, in the Board’s sole discretion, be credited with dividends or dividend equivalent rights with respect to the phantom stock units underlying the Participant’s RSUs, subject to such terms and conditions as the Board may determine.
     d. TERMINATION. Except as may otherwise be provided by the Board either in the RSU Award Agreement or, subject to Section 9(g) below, in writing after the RSU Award Agreement is issued, a Participant’s right in all RSUs that have not vested shall automatically terminate upon the Participant’s termination of employment (or cessation of service relationship) with the Company and its subsidiaries for any reason.
(c)	Except as amended herein, the Plan is confirmed in all other respects.

(d)	The effective date of this Amendment is March 11, 2008.